Baker & McKenzie LLP 452 Fifth Avenue New York, NY 10018 United States Tel: +1 212 626 4100 Fax: +1 212 310 1600 www.bakermckenzie.com

September 17, 2024

MSP Recovery, Inc.

3150 SW 38th Avenue, Suite 1100

Coral Gables, Florida 33146

RE: Registration Statement on Form S-1 for MSP Recovery, Inc.

Ladies and Gentlemen:

We are acting as special securities counsel for MSP Recovery, Inc., a Delaware corporation (the “Company”), in connection with Amendment No. 2 to the Company’s Registration Statement on Form S-1 (Registration No. 333-279958) filed under the U.S. Securities Act of 1933, as amended (the “Securities Act”), with the U.S. Securities and Exchange Commission (the “SEC”) on or about September 17, 2024 (such registration statement, as amended by Amendment No. 2, the “Registration Statement”) relating to the offering and resale by the selling shareholders named therein (the “Selling Shareholders”) named in the prospectus contained in the Registration Statement of up to 9,956,415 shares of Class A common stock, par value $0.0001 per share (the “Common Stock”) issued or issuable to certain Selling Shareholders (the “Selling Securityholder Shares”), including up to 5,000,000 shares of Common Stock issuable upon exercise of warrants (the “VRM Warrants”) issued to Virage Recovery Master, LP (“VRM”) pursuant to the MTA Amendment No. 2 and Amendment to the Amended and Restated Security Agreement (the “Second Virage MTA Amendment”) dated November 13, 2023, and 500,000 shares of our Class A Common Stock issued to Virage Recovery Participation LP (“VRP”), and up to 2,500,000 shares of our Class A Common Stock issuable upon exercise of warrants (the “VRP Warrants”) issued to VRP pursuant to the VRP Warrant Agreement (the “VRP Warrant Agreement”) dated May 23, 2024, in partial satisfaction of amounts owed by the Company pursuant to that certain Services Agreement dated May 20, 2022 between Virage Capital Management LP (“Virage”) and the Company, and 1,956,415 shares of our Class A Common Stock issued to Palantir Technologies, Inc. (“Palantir”) pursuant to a services agreement, as amended from time to time (the “Services Agreement”).

In reaching the opinions set forth herein, we have examined the originals, or photostatic or certified copies of, (i) the second amended and restated certificate of incorporation of the Company, (ii) the amended and restated bylaws of the Company, (iii) the Registration Statement, (iv) the prospectus contained within the Registration Statement, (v) the Second Virage MTA Amendment, incorporated by reference as Exhibit 10.36 to the Registration Statement, (vi) the VRM Warrant Agreements, incorporated by reference as Exhibits 4.8 through 4.15, (vii) the VRP Warrant Agreement, incorporated by reference as Exhibit 4.17 to the Registration Statement and (viii) such other corporate records, agreements, documents and instruments and certificates or comparable documents of public officials and officers and representatives of the Company as we have deemed necessary or appropriate for the expression of the opinions contained herein.

Baker & McKenzie LLP is a member of Baker & McKenzie International.

In rendering the opinions contained herein, we have assumed the genuineness of all signatures on all documents examined by us, the legal capacity of all natural persons signing such documents, the due authority of all parties signing such documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies and the authenticity of the originals of such copies.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

1.
With respect to Selling Securityholder Shares that are currently outstanding and are to be offered and sold from time to time by the Selling Shareholders, such Selling Securityholder Shares have been duly and validly authorized and are validly issued, fully paid and non-assessable.

2.
With respect to Selling Securityholder Shares that are issued from time to time upon the exercise of the VRP Warrants and VRM Warrants, when issued and paid for upon the exercise of each of the VRP Warrant Agreement and the VRM Warrant Agreement in accordance with its terms, such Selling Securityholder Shares will be duly and validly authorized and will be validly issued, fully paid and non-assessable.

We express no opinion to the extent that, notwithstanding its current reservation of shares of common stock for future issuance, future issuances of securities of the Company and/or adjustments to outstanding securities of the Company cause such VRP Warrants and VRM Warrants to be convertible into more shares of the common stock than the number that then remain authorized but unissued.

The opinions expressed above are limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America. We do not purport to cover herein the application of the securities or “Blue Sky” laws of the various states.

This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S-K.

Very truly yours,

/s/ Baker & McKenzie LLP

BAKER & McKENZIE LLP